Company Contact:	Agency Contact:
Joseph W. Baty, Chief Financial Officer	Kirsten Chapman
(801) 975-5186	Lippert/Heilshorn & Associates
email: joeb@weider.com	(212) 838-3777/(415) 433-3777
www.weider.com	email: kirsten@lhai-sf.com

WEIDER ANNOUNCES FISCAL 2005 THIRD QUARTER RESULTS

Salt Lake City, Utah, April 4, 2005: Weider Nutrition International, Inc. (NYSE: WNI) today announced results for the fiscal 2005 third quarter and nine-months ended February 28, 2005.

Weider Nutrition’s net sales were $65.6 million for the third quarter, compared to $67.5 million for the same period in fiscal 2004. For its fiscal 2005 third quarter, Weider Nutrition reported net income of $1.2 million, or $0.05 per share, compared to $2.6 million, or $0.10 per share, for the same period a year ago.

Weider Nutrition’s net sales were $202.3 million for the nine-months ended February 28, 2005, compared to $191.9 million for the same period in fiscal 2004. For the first nine months of fiscal 2005, Weider Nutrition reported net income of $8.4 million, or $0.32 per share, compared to $7.4 million, or $0.28 per share, for the same period a year ago.

Bruce Wood, president and chief executive officer, stated, “We experienced a modest decrease in third quarter sales over the year-ago period. The reduction is primarily a function of a decline in domestic private label sales, as well as weakness in our Haleko business unit’s Multipower® and Multaben brands. However, we are continuing to invest in branded growth initiatives, most notably the ongoing introduction of our Schiff Lubriflex3™ premium joint care entry.”

Wood continued, “We also experienced a reduction in our gross margin and operating margin percentages. Operating results were negatively impacted by volatile raw material costs in our joint care business, increased marketing spending in support of new products, and disappointing Haleko branded sales. We expect higher raw material costs, significant marketing support behind Lubriflex3 and the continued challenging competitive environment in Germany to continue into fiscal 2006. Nevertheless, we remain committed to a long-term strategy of strengthening our brands in what continues to be a very competitive and compressed margin marketplace, and our strong balance sheet provides us with resources to support this strategy.”

Conference Call Information
Weider Nutrition International will hold a conference call today, April 4, 2005 at 11 a.m. ET. The U.S. domestic access number is (800) 901-5213. International participants should dial (617) 786-2962. Please call in approximately ten minutes in advance. The conference call will be broadcast live over the Internet at www.weider.com. If you do not have Internet access, a replay of the call will be available by dialing 1-888-286-8010 for domestic callers and 617-801-6888 for international callers, and entering access code 95229992. The telephone replay will be available through April 6, 2005 and the webcast through April 25, 2005.

About Weider Nutrition
Weider Nutrition International, Inc. develops, manufactures, markets and sells branded and private label vitamins, nutritional supplements and sports nutrition products in the United States and throughout the world. To learn more about Weider, please visit the Web site www.weider.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended, that are based on management’s beliefs and assumptions, current expectations, estimates, and projections. These statements are subject to risks and uncertainties, certain of which are beyond the company’s ability to control or predict, and, therefore, actual results may differ materially. Weider Nutrition disclaims any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.

Important factors that may cause these forward looking statements to be false include, but are not limited to: the inability to successfully implement marketing and spending programs behind our Move Free brand and other branded new products, the inability to successfully launch and gain distribution for our Schiff Lubriflex3 product and Schiff Move Free product enhancements, raw material pricing and availability particularly in the joint care category, and the inability to pass on raw material price increases to customers, dependence on, and availability of, raw materials from China, dependence on individual products, the inability to achieve cost savings and operational efficiencies, the inability to increase operating margins and increase revenues, the inability to successfully relaunch brands in our Haleko Unit, dependence on individual customers, the impact of competitive products and pricing (including private label), market and industry conditions (including pricing, demand for products and level of trade inventories), the success of product development, the inability to obtain customer acceptance of new product introductions, changes in laws and regulations, including proposed FDA good manufacturing practices, litigation and government regulatory action, lack of available product liability insurance for products containing ephedra, adverse publicity regarding the consumption of nutritional supplements, changes in accounting standards, and other factors indicated from time to time in the company’s SEC reports, copies of which are available upon request from the company’s investor relations department or may be obtained at the SEC's website (www.sec.gov).

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WEIDER NUTRITION INTERNATIONAL, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
(unaudited)

	Three Months Ended		Nine Months Ended
	Feb. 28,	Feb. 29,	Feb. 28,	Feb. 29,
	2005	2004	2005	2004

Net sales	$65,557	$67,485	$202,282	$191,886
Cost of goods sold	42,871	41,895	126,645	118,915

Gross profit	22,686	25,590	75,637	72,971
Operating expenses:
Selling and marketing	14,321	12,232	40,161	40,391
Other operating expenses	6,337	9,087	21,552	21,178
Total operating expenses	20,658	21,319	61,713	61,569

Income from operations	2,028	4,271	13,924	11,402
Other income (expense), net	(49)	20	(314)	(265)
Income from continuing operations before income taxes	1,979	4,291	13,610	11,137
Income taxes	760	1,655	5,239	4,288

Income from continuing operations	1,219	2,636	8,371	6,849
Income (loss) from discontinued operations, net of tax	--	(71)	--	578

Net income	$1,219	$2,565	$8,371	$7,427

Weighted average common shares outstanding - diluted	26,583	26,543	26,545	26,821

Net income per share - diluted:
Income from continuing operations	$0.05	$0.10	$0.32	$0.26
Income from discontinued operations	--	--	--	0.02

Net income	$0.05	$0.10	$0.32	$0.28

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WEIDER NUTRITION INTERNATIONAL, INC.
CONSOLIDATED CONDENSED SEGMENT INFORMATION
(IN THOUSANDS)
(unaudited)

Consolidated condensed segment information for three and nine months ended February 28, 2005 and February 29, 2004, is summarized as follows:

	Three Months Ended		Nine Months Ended
	Feb. 28,	Feb. 29,	Feb. 28,	Feb. 29,
	2005	2004	2005	2004

Net sales:
Schiff Specialty	$43,601	$45,617	$127,673	$122,115
Haleko	14,131	14,929	49,738	47,958
Active Nutrition	8,991	8,168	28,682	25,773
Inter-business unit eliminations	(1,166)	(1,229)	(3,811)	(3,960)

	$65,557	$67,485	$202,282	$191,886

Income (Loss) from operations:
Schiff Specialty	$2,938	$4,202	$12,900	$11,233
Haleko	(2,082)	897	(941)	1,966
Active Nutrition	1,203	(854)	2,054	(1,873)
Inter-business unit eliminations	(31)	26	(89)	76

	$2,028	$4,271	$13,924	$11,402

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WEIDER NUTRITION INTERNATIONAL, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(IN THOUSANDS)

	February 28, 2005	May 31, 2004
	(unaudited)

Cash	$24,919	$7,449
Receivables, net	32,111	35,620
Inventories	31,760	28,431
Other current assets	7,208	7,440

Total current assets	95,998	78,940

Property and equipment, net	23,717	24,618
Other assets, net	9,590	11,366

	33,307	35,984

Total assets	$129,305	$114,924

Current portion of long-term debt	$1,855	$1,091
Other current liabilities	32,108	31,393

Total current liabilities	33,963	32,484

Other liabilities*	10,705	6,627

Total liabilities	44,668	39,111

Stockholders’ equity	84,637	75,813

Total liabilities & stockholders’ equity	$129,305	$114,924

* Includes long-term debt of $0 and $133 at February 28 and May 31, respectively.

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